UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report January 25, 2017
(Date of earliest event reported)

KINGSTONE COMPANIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-1665	36-2476480
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification Number)

15 Joys Lane, Kingston, NY	12401
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (845) 802-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
____	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
____	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
____	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 25, 2017, Kingstone Companies, Inc. (the "Company") announced that it had priced its public offering (the "Offering") of 2,500,000 shares of common stock (the "Company Shares") being offered by the Company at a price to the public of $12.00 per share, pursuant to the Company's shelf registration statement on Form S-3 (File No. 333-215426) (the "Registration Statement") and the Company's prospectus supplement related to the Offering.  Selling shareholders are offering an additional 450,000 shares of common stock (together with the Company Shares, the "Shares") pursuant to the Offering.  In connection with the Offering, the Company and the selling shareholders entered into an underwriting agreement as described below.
Underwriting Agreement
On January 25, 2017, the Company and the selling shareholders entered into an underwriting agreement (the "Underwriting Agreement") relating to the sale of the Shares with Sandler O'Neill & Partners, L.P. ("Sandler"), as representative of the underwriters (collectively, the "Underwriters"). A copy of the Underwriting Agreement is attached as Exhibit 1.1 hereto and is incorporated by reference herein. The description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the Underwriting Agreement filed herewith as an exhibit to this Current Report.
Pursuant to the Underwriting Agreement, the Underwriters are obligated to purchase the Shares subject to satisfaction of the conditions contained in the Underwriting Agreement. The Company will reimburse the Underwriters for their reasonable out-of-pocket expenses incurred in connection with their engagement as underwriters, including, without limitation, disbursements, fees and expenses of the Underwriters' counsel (not to exceed $100,000) and marketing, syndication and travel expenses (not to exceed $5,000).  The Company will also pay certain other expenses related to the Offering and estimates the total expenses of the Offering, exclusive of the underwriting discounts and commissions, will be approximately $275,000. The Company and the selling shareholders also granted the Underwriters an option, exercisable no later than February 24, 2017, to purchase up to an aggregate of 192,500 and 250,000 additional shares, respectively.  The Company and the selling shareholders will be obligated to sell such shares to the Underwriters to the extent the option is exercised.
Pursuant to the terms of the Underwriting Agreement, the sale of the Shares is expected to be completed on January 31, 2017 at a purchase price of $11.31 per Share (the offering price to the public of $12.00 per Share minus the underwriters' discount of $0.69 per Share before expenses).  Any purchases by the Underwriters pursuant to the purchase option will also be at $11.31 per Share.
The Underwriting Agreement includes certain customary representations, warranties and covenants by the Company and the selling shareholders. It also provides that the Company and the selling shareholders will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments the Underwriters may be required to make because of any such liabilities.

Item 7.01.	Regulation FD Disclosure.

On January 25, 2017, the Company issued a press release (the "Press Release") announcing the pricing of the Offering.

A copy of the Press Release is furnished as Exhibit 99.1 hereto.

The information in the Press Release is being furnished, not filed, pursuant to this Item 7.01. Accordingly, the information in the Press Release will not be incorporated by reference into any registration statement filed by the Company under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference. The furnishing of the information in this Report with respect to the Press Release is not intended to, and does not, constitute a determination or admission by the Company that the information in this Report with respect to the Press Release is material or complete, or that investors should consider this information before making an investment decision with respect to any security of the Company.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

1.1	Underwriting Agreement, dated January 25, 2017, between Kingstone Companies, Inc. and Sandler O'Neill & Partners, L.P.

99.1 Press release, dated January 25, 2017, issued by Kingstone Companies, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINGSTONE COMPANIES, INC.

Dated: January 27, 2017	By:	/s/ Barry B. Goldstein
Barry B. Goldstein
President